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                              NOTICE OF REDEMPTION
                                       OF

             $3.125 SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                       OF

                             THE TJX COMPANIES, INC.
                                CUSIP 872540 20 8


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 THE CONVERSION PRIVILEGE DESCRIBED BELOW EXPIRES AT 5:00 P.M., EASTERN DAYLIGHT
 SAVINGS TIME, ON SEPTEMBER 11, 1996, THE BUSINESS DAY PRIOR TO THE REDEMPTION
                                      DATE.
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   NO DIVIDENDS FOR THE PERIOD COMMENCING JULY 1, 1996 WILL BE PAID ON SERIES
         C PREFERRED SHARES DULY SURRENDERED FOR CONVERSION PRIOR TO THE
                         EXPIRATION OF CONVERTIBILITY.


     NOTICE IS HEREBY GIVEN that, pursuant to the Certificate of Designations, Preferences and Rights of the $3.125 Series C Cumulative Convertible Preferred Stock (the "Series C Preferred Stock") of The TJX Companies, Inc. (the "Company"), the Company has called for redemption and will redeem on September 12, 1996 (the "Redemption Date") all shares of the Series C Preferred Stock ("Series C Preferred Shares") outstanding on that date at a redemption price of $51.875 per share, plus accrued dividends from July 1, 1996 through the Redemption Date of $0.616, for a total redemption price of $52.491 per share (the "Redemption Price").

     Payment of the Redemption Price will be made on or after the Redemption Date upon presentation and surrender of certificate(s) evidencing Series C Preferred Shares at the office of Boston EquiServe, LP, the Company's transfer agent for the Series C Preferred Shares (the "Transfer Agent"), as follows:


   By Hand or Overnight Courier:                          By Mail:


       Boston EquiServe, LP                         Boston EquiServe, LP
        150 Royall Street                               P.O. Box 8200
         Canton, MA 02021                           Boston, MA 02266-8200
   Attn:  Client Administration/                Attn:  Client Administration/
     The TJX Companies, Inc.                       The TJX Companies, Inc.
        Mail Stop: 45-02-62                          Mail Stop: 45-02-62


     On the Redemption Date, the Redemption Price will become due and payable on each Series C Preferred Share, dividends will cease to accrue on and after such date (unless the Company defaults in the payment of the Redemption Price on the Redemption Date), and all


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rights of the holders thereof will terminate, except the right to receive payment of the Redemption Price, without interest, upon surrender of their certificates therefor.

     The Series C Preferred Shares are currently convertible into common stock, par value $1.00 per share, of the Company ("Common Stock") at the conversion price of $25.9375 per share of Common Stock (equivalent to a conversion rate of 1.9277 shares of Common Stock per Series C Preferred Share). The right to convert Series C Preferred Shares into Common Stock will terminate at 5:00 p.m., Eastern Daylight Savings Time, on September 11, 1996, the business day prior to the Redemption Date, time being of the essence (unless the Company defaults in the payment of the Redemption Price on the Redemption Date).

     The Company shall deposit funds necessary to pay the Redemption Price on all redeemed Series C Preferred Shares on or prior to September 12, 1996 with the State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110.

ALTERNATIVES AVAILABLE TO HOLDERS OF SERIES C PREFERRED SHARES

     Holders of Series C Preferred Shares have as alternatives, in addition to the right to sell their Series C Preferred Shares through brokerage transactions, (i) the right to convert their Series C Preferred Shares into Common Stock and (ii) the right to have their Series C Preferred Shares redeemed on the Redemption Date for the Redemption Price. The availability of the first alternative will terminate at 5:00 p.m., Eastern Daylight Savings Time, on September 11, 1996 (the business day prior to the Redemption Date), as more fully described below.

1.   CONVERSION OF SERIES C PREFERRED SHARES INTO COMMON STOCK

     The Series C Preferred Shares may be converted at the option of the holder thereof at any time prior to 5:00 p.m., Eastern Daylight Savings Time, on September 11, 1996 (the business day prior to the Redemption Date), time being of the essence, into fully paid and nonassessable shares of Common Stock at the conversion price of $25.9375 per share of Common Stock (equivalent to a conversion rate of 1.9277 shares of Common Stock per Series C Preferred Share). To effect such conversion, holders of Series C Preferred Shares must surrender the certificate(s) for their Series C Preferred Shares at the offices of the Transfer Agent at either of the addresses set forth above prior to 5:00 p.m., Eastern Daylight Savings Time, on September 11, 1996, time being of the essence, accompanied by an irrevocable written notice of election to convert such Series C Preferred Shares into Common Stock. Completion, execution and return of the enclosed Letter of Transmittal, marked clearly to indicate a preference for conversion in Item B, will constitute compliance with such notice requirements.

     No adjustments or payments in respect of any accrued dividends on the Series C Preferred Shares or in respect of any dividends on the Common Stock issued upon conversion


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will be made upon the conversion of Series C Preferred Shares. No fractional shares of Common Stock are issuable upon conversion. The Company will pay each holder of Series C Preferred Shares the cash equivalent of any such fractional interest based upon the reported last sale price of the Common Stock on the New York Stock Exchange on the business day prior to the day of conversion.

     ALTHOUGH NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE MARKET PRICE OF THE COMMON STOCK, AS LONG AS THE MARKET PRICE OF THE COMMON STOCK (AFTER GIVING EFFECT TO COMMISSIONS AND ANY OTHER COSTS OF SALE) IS EQUAL TO OR GREATER THAN $27.230 PER SHARE, UPON CONVERSION, HOLDERS OF SERIES C PREFERRED SHARES WILL RECEIVE SHARES OF COMMON STOCK (INCLUDING CASH PAID IN LIEU OF FRACTIONAL SHARES) HAVING A CURRENT MARKET VALUE GREATER THAN THE AMOUNT OF CASH THAT THEY WOULD BE ENTITLED TO RECEIVE UPON REDEMPTION OF THE SERIES C PREFERRED SHARES.

     THE DEADLINE FOR CONVERSION OF THE SERIES C PREFERRED SHARES, TIME BEING OF THE ESSENCE, IS 5:00 P.M., EASTERN DAYLIGHT SAVINGS TIME, ON SEPTEMBER 11, 1996 (THE BUSINESS DAY PRIOR TO THE REDEMPTION DATE). BECAUSE IT IS TIME OF RECEIPT, WHICH IS AT THE SOLE RISK OF THE HOLDER OF THE SERIES C PREFERRED SHARES, NOT THE TIME OF MAILING, THAT DETERMINES WHETHER THE SERIES C PREFERRED SHARES HAVE BEEN PROPERLY SURRENDERED FOR CONVERSION, SUFFICIENT TIME SHOULD BE ALLOWED FOR DELIVERY. IN ALL EVENTS, HOWEVER, THE METHOD OF TRANSMITTING SERIES C PREFERRED SHARES IS AT THE OPTION AND SOLE RISK OF THE HOLDER.

     IN ORDER TO EFFECT CONVERSION, THE CERTIFICATES EVIDENCING SERIES C PREFERRED SHARES MUST ACTUALLY BE IN THE POSSESSION OF THE TRANSFER AGENT NOT LATER THAN 5:00 P.M., EASTERN DAYLIGHT SAVINGS TIME, ON SEPTEMBER 11, 1996, TIME BEING OF THE ESSENCE.

2.   REDEMPTION OF SERIES C PREFERRED SHARES AT $52.491 PER SHARE

     The Series C Preferred Shares that have not been converted into Common Stock by 5:00 p.m., Eastern Daylight Savings Time, on September 11, 1996, will be redeemed by the Company on the Redemption Date at the Redemption Price of $52.491 per Series C Preferred Share. From and after the Redemption Date, holders of Series C Preferred Shares will no longer have any rights as holders of Series C Preferred Shares, other than the right to receive payment of the Redemption Price, without interest, upon surrender of their certificates therefor. Payment of the Redemption Price will be made on and after the Redemption Date upon receipt by the Transfer Agent of the certificates for the Series C Preferred Shares so redeemed. No dividends will accrue on the Series C Preferred Shares from and after the


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Redemption Date. Certificates for Series C Preferred Shares to be surrendered for redemption must be delivered, together with a completed and executed Letter of Transmittal, to Boston EquiServe, LP at either of the addresses set forth above for payment.

     Holders should be aware that as long as the market price of the Common Stock (after giving effect to commissions and any other costs of sale) remains at least $27.230 per share, the holders of Series C Preferred Shares who convert will receive shares of Common Stock (including cash paid in lieu of fractional shares) having a current market value greater than the cash they would be entitled to receive upon redemption.

3.   SALE OF SERIES C PREFERRED SHARES THROUGH BROKERAGE TRANSACTIONS

     Series C Preferred Shares may also be sold through open market brokerage transactions. Any such sale should be made sufficiently in advance of September 11, 1996 to permit the buyer of such Series C Preferred Shares to convert if desired. Holders of Series C Preferred Shares should consult their brokers as to this procedure.

IMPORTANT INFORMATION FOR HOLDERS OF SERIES C PREFERRED SHARES

MARKET CONSIDERATIONS

     On August 12, 1996, the reported last closing price of the Common Stock on the New York Stock Exchange was $34.50 per share. During the period from January 1, 1996 through August 12, 1996, the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange were $36.625 and $17, respectively. As long as the market price of the Common Stock (after giving effect to commissions and any other costs of sale) is equal to or greater than $27.230 per share, holders who elect to convert their Series C Preferred Shares will receive shares of Common Stock (including cash paid in lieu of fractional shares) having a current market value greater than the cash that they would be entitled to receive upon redemption.

FEDERAL INCOME TAX CONSIDERATIONS

     The following summarizes the principal federal income tax considerations, under current law, relevant to the conversion of Series C Preferred Shares into Common Stock and to the redemption of Series C Preferred Shares. It does not address all potentially relevant federal income tax matters, including consequences to persons (such as foreign persons, banks, life insurance companies, dealers in securities, and tax-exempt organizations) subject to special provisions of federal income tax law. The following summary is for general information only, and holders of Series C Preferred Shares should consult their own tax advisors about the federal, state, local, and foreign tax consequences of the conversion or redemption of Series C Preferred Shares.



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     CONVERSION INTO COMMON STOCK. Under current United States federal income tax law, no taxable gain or loss will be recognized by any holder of Series C Preferred Shares on the conversion of such shares into Common Stock, except with respect to any cash received in exchange for a fractional interest in Common Stock. Holders receiving cash in lieu of fractional shares will be treated as if such fractional shares had been redeemed by the Company for cash. Unless such redemption is found to be essentially equivalent to a dividend, the holder will recognize gain or loss measured by the difference between the holder's basis in the fractional share surrendered and the amount of cash received. The tax basis for the shares of Common Stock received upon conversion will be equal to the adjusted tax basis of the Series C Preferred Shares converted, reduced by the portion of such basis allocable to any fractional interest exchanged for cash. The holding period of the shares of Common Stock received upon conversion will include the holding period of the Series C Preferred Shares converted, provided such Series C Preferred Shares were held as a capital asset at the time of conversion.

     REDEMPTION. Taxable income or loss will be recognized by any holder whose Series C Preferred Shares are redeemed by the Company for a cash payment. Generally, the redemption of all of a holder's Series C Preferred Shares for cash will result in capital gain or loss equal to the difference between the amount of cash received and the shareholder's tax basis in the Series C Preferred Shares redeemed. Such gain or loss will be long-term capital gain or loss if the holding period for the Series C Preferred Shares exceeds one year. Under certain circumstances involving a redemption by the Company (such as where a holder's interest in the Company is not sufficiently reduced), capital gain or loss treatment does not apply, and the entire amount of the cash received upon redemption of the Series C Preferred Shares will be taxable as a dividend. However, if a holder completely terminates such holder's interest in the Company (taking into account shares deemed owned by the holder by reason of certain constructive ownership rules) as a result of a redemption of the Series C Preferred Shares, the redemption proceeds will not be taxable as a dividend. Moreover, if, as a result of a redemption of the Series C Preferred Shares, a holder whose relative stock interest in the Company is minimal and who exercises no control over the Company's affairs experiences an actual reduction in such holder's proportionate interest in the Company (taking into account the constructive ownership rules mentioned above), then based upon a published Internal Revenue Service ruling, such holder should also be exempt from dividend treatment.

     FAILURE TO SURRENDER STOCK CERTIFICATE(S) FOR SERIES C PREFERRED SHARES AT THE OFFICES OF BOSTON EQUISERVE FOR CONVERSION PRIOR TO 5:00 P.M., EASTERN DAYLIGHT SAVINGS TIME, ON SEPTEMBER 11, 1996, TIME BEING OF THE ESSENCE, WILL AUTOMATICALLY RESULT IN SUCH SERIES C PREFERRED SHARES BEING REDEEMED AT THE REDEMPTION PRICE OF $52.491 PER SHARE. IF NO CHOICE IS INDICATED IN A LETTER OF TRANSMITTAL, THE DELIVERY OF CERTIFICATE(S) FOR SERIES C


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PREFERRED SHARES TO THE TRANSFER AGENT PRIOR TO 5:00 P.M., EASTERN DAYLIGHT
SAVINGS TIME, ON SEPTEMBER 11, 1996 WILL BE TREATED BY THE TRANSFER AGENT AS AN INSTRUCTION TO CONVERT SUCH SERIES C PREFERRED SHARES INTO COMMON STOCK.


                                      THE TJX COMPANIES, INC.

                                      BERNARD CAMMARATA
                                      PRESIDENT AND CHIEF EXECUTIVE OFFICER

August 13, 1996



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